UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 20, 2007

H&R BLOCK, INC.

(Exact name of registrant as specified in charter)

Missouri (State of Incorporation)	1-6089 (Commission File Number)	44-0607856 (I.R.S. Employer Identification Number)

One H&R Block Way, Kansas City, MO 64105

(Address of Principal Executive Offices) (Zip Code)

(816) 854-3000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On November 20, 2007, Mark A. Ernst resigned as Chairman of the Board, President and Chief Executive Officer of the Company.

(c) Effective November 20, 2007, Alan M. Bennett, 57, was appointed Chief Executive Officer of the Company, to serve on an interim basis until a permanent Chief Executive Officer is appointed. Mr. Bennett served as Senior Vice President and Chief Financial Officer of Aetna, Inc. (a leading provider of health, dental, group life, disability and long-term care benefits) from 2001 until 2007.

Mr. Bennett will be employed as an employee of HRB Management, Inc., a subsidiary of the Company, and his employment will end on May 20, 2008 (the “Termination Date”). Pursuant to his employment arrangement, Mr. Bennett will receive a base salary of $450,000 through the Termination Date and a guaranteed bonus of $562,500 unless he is terminated for “cause” or voluntarily terminates his employment prior to the Termination Date. Mr. Bennett will participate in the Company’s 2003 Long-Term Executive Compensation Plan, pursuant to which he will receive a stock option to purchase 150,000 shares of the Company’s common stock. The stock option will expire in November 2012 and will vest and become exercisable on May 20, 2008. During the term of his employment, the Company will provide on a tax “grossed up” basis (i) reasonable and customary furnished housing to Mr. Bennett while in Kansas City in connection with the Company’s business and (ii) use of the Company’s Net Jet share to Mr. Bennett and his family for one round trip per week between Mr. Bennett’s Connecticut or Florida residences and Kansas City. The Company will also reimburse Mr. Bennett for rental car expenses while Mr. Bennett is at the Company’s headquarters in connection with the Company’s business and will provide Mr. Bennett with other customary health and employment benefits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H&R BLOCK, INC.

Date:	November 27, 2007	By:/s/ Bret G. Wilson
Bret G. Wilson
Vice President and Secretary